                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-K/A

                        AMENDMENT NO.1 TO CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




Date of Report:                 November 6, 1998



                             NEENAH FOUNDRY COMPANY
            (Exact name of registrant as it appears in its charter)



    Wisconsin                   333-28751                       39-1580331
(State or other          (Commission File Number)       (IRS Employer ID Number)
 jurisdiction of
incorporation or
 organization)



2121 Brooks Avenue,  P.O. Box 729, Neenah, Wisconsin                    54957
(Address of principal executive offices)                              (Zip Code)


                                 (920) 725-7000
              (Registrant's telephone number, including area code)


                                      None
                         (Former name or former address
                         if changed since last report)

Neenah Foundry Company (the "Company) hereby amends Item 7 of the Company's Form 8-K dated September 21, 1998 reporting the Company's acquisition of all of the issued and outstanding stock of Dalton Corporation ("Dalton") to include the requisite financial statements of Dalton and pro forma financial statements. The complete text of Item 7 as amended is as follows:

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a)  Financial Statements of Business Acquired

    The financial statements of Dalton are included as follows:
         -  As of January 3, 1998 and for the year ended January 3, 1998
                   - Report of Independent Accountants
                   - Consolidated Balance Sheet
                   - Consolidated Statement of Income
                   - Consolidated Statement of Stockholders' Equity
                   - Consolidated Statement of Cash Flows
                   - Notes to Consolidated Financial Statements

         - As of July 4, 1998 and January 3, 1998 and for the six month periods ended July 4, 1998 and June 28, 1997
                   -  Condensed Consolidated Balance Sheets
                   -  Condensed Consolidated Statements of Income
                   -  Condensed Consolidated Statements of Cash Flows
                   -  Notes to Condensed Consolidated Financial Statements

    (b)  Pro Forma Financial Information

    Pro forma financial statements of the Company are included as follows:
    -  Pro Forma Consolidated Financial Statements
         - Pro Forma Consolidated Balance Sheet as of June 30, 1998 and related notes
         - Pro Forma Consolidated Statement of Income for the year ended September 30, 1997 and related notes
         - Pro Forma Consolidated Statement of Income for the nine months ended June 30, 1998 and related notes

    (c)  Exhibits

         2.1 Stock Purchase Agreement for the acquisition of Dalton dated as of August 7, 1998 by and among Neenah Foundry Company, Dalton Corporation and the Dalton Corporation Employee Stock Ownership Plan and Trust.*

         10.1 Credit Agreement dated as of April 30, 1997 as Amended and Restated as of September 12, 1997, as of April 3, 1998 and as of September 8, 1998 by and among Neenah Foundry Company, NFC Castings, Inc., the Chase Manhattan Bank as Administrative Agent, Chase Securities Inc. as Arranger and the other Lenders from time to time party thereto.*

         *  Previously filed

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

On September 8, 1998, Neenah Foundry Company (the "Company") completed its acquisition of Dalton Corporation, an Indiana Corporation, and its subsidiaries Dalton Corporation, Warsaw Manufacturing Facility, an Indiana corporation, Dalton Corporation, Kendallville Manufacturing Facility, an Indiana corporation, Dalton Corporation, Ashland Manufacturing Facility, an Ohio corporation, and Dalton Corporation, Stryker Machining Facility Co., an Ohio corporation (collectively referred to herein as "Dalton"). Pursuant to the transaction, the Company purchased 100% of the capital stock of Dalton Corporation from the Dalton Corporation Employee Stock Ownership Plan & Trust for aggregate consideration of $102.6 million in cash. The acquisition of Dalton was financed through drawings under the Tranche A term loan facility, an additional Tranche B term loan facility and a Multi-Draw Acquisition Revolver under the Company's Amended and Restated Credit Agreement, dated as of April 30, 1997, as amended as of September 12, 1997, as of April 3, 1998 and as of September 8, 1998, by and among the Company, the Chase Manhattan Bank and other Lenders party thereto (the "Credit Agreement"). The Credit Agreement was amended in connection with the acquisition of Dalton to create an additional $70.0 million Tranche B term loan facility and a $50.0 million Multi-Draw Acquisition Revolver in addition to the Company's existing $50.0 million revolving loan facility and term loan facility.

Dalton manufactures and sells gray iron castings, primarily to the refrigeration, air conditioning, automotive/truck and heavy equipment industries. Dalton will operate as a wholly owned subsidiary of the Company out of four facilities in Warsaw, Indiana, Kendallville, Indiana, Ashland, Ohio, and Stryker, Ohio and will continue to operate under its current management team.

As a consequence of this acquisition, the Company acquired certain real property and leasehold interests described below as well as the related plant and equipment assets of Dalton. In addition to the properties listed below, Dalton currently leases nine (9) properties which are used for warehouse space, sales offices, aircraft hangar space and concrete loading areas. The Company currently has no plans to alter the existing usage of these properties.


          Location                         Us                     Owned or Leased        Approximate Area
---------------------------- --------------------------------- --------------------- ------------------------

1900 East Jefferson Street   Manufacturing facilities,         Owned                 315,589 square feet
Warsaw, IN  46580            warehousing and office space

1681 Orange Road             Manufacturing facilities,         Owned                  83,681 square feet
Ashland, OH  44805           warehousing and office space

200 West Ohio Street         Manufacturing facilities,         Owned                 238,193 square feet
Kendallville, IN  46755      warehousing and office space

310 Ellis Street             Manufacturing, machining and      Owned                  31,690 square feet
Stryker, OH  43557           office space



ITEM 5.   OTHER EVENTS.

On September 8, 1998, the Company acquired 100% of the capital stock of Advanced Cast Products, Inc., a Delaware corporation ("ACP"), pursuant to a capital contribution from its indirect parent, ACP Holding Company. In connection with the transaction, the Company repaid certain outstanding indebtedness of ACP through advances under Tranche A of the Company's Amended and Restated Credit Agreement dated as of April 30, 1997, as amended as of September 12, 1997 and April 3, 1998. ACP is a ductile iron foundry specializing in iron castings for the railroad, automotive/truck and heavy equipment markets. ACP operates out of 3 principal facilities in Meadville, Pennsylvania, Ironton, Ohio and Easton, Massachusetts and will be operated as a wholly owned subsidiary of the Company under the direction of the Company's management. Based on the provisions of Regulation S-X Rule 3-05(b)(2) and the definition of "significant subsidiary" contained in Rule 1-02(w), ACP is not deemed to be a significant subsidiary.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a)  Financial Statements of Business Acquired












         DALTON CORPORATION
         CONSOLIDATED FINANCIAL STATEMENTS
         JANUARY 3, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS



March 6, 1998, except as to
  Note 12, which is as of September 8, 1998

To the Stockholders and
Board of Directors of
Dalton Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Dalton Corporation (formerly known as The Dalton Foundries, Inc.) and its subsidiaries at January 3, 1998, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Indianapolis, Indiana

DALTON CORPORATION

CONSOLIDATED BALANCE SHEET
================================================================================


                                                                 JANUARY 3,
                                                                    1998
ASSETS
Current assets:
  Cash and cash equivalents                                      $    184,097
  Accounts receivable, trade, net of allowance for
    doubtful accounts of $150,000 (Note 6)                         19,907,606
  Income taxes receivable (Notes 1 and 7)                             219,361
  Inventories (Notes 1, 3 and 6)                                   13,065,647
  Prepaid expenses and other assets                                 2,031,280
  Current deferred taxes (Notes 1 and 7)                              922,238
                                                                 ------------

    Total current assets                                           36,330,229
                                                                 ------------
Property, plant and equipment, net (Notes 1, 4 and 6)              34,637,663
Cash value of life insurance                                        1,759,410
Other assets                                                        1,473,183
                                                                 ------------

    Total assets                                                 $ 74,200,485
                                                                 ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations
    and notes payable (Notes 6 and 12)                           $    202,847
  Trade accounts payable                                            9,742,858
  Salaries and wages                                                3,481,816
  Group medical insurance                                             931,900
  Taxes, other than income taxes                                      605,757
  Retirement benefits and deferred compensation (Note 8)              818,103
  Accrued ESOP contribution (Note 8)                                1,006,568
  Other                                                               804,197
                                                                 ------------

    Total current liabilities                                      17,594,044
                                                                 ------------
Long-term obligations and notes payable (Notes 6 and 12)           41,238,089
Long-term retirement benefits and deferred compensation (Note 8)    2,752,499
Long-term deferred income taxes (Notes 1 and 7)                     1,362,753

Commitments and contingencies (Notes 11 and 12)

Stockholders' equity:
  Common stock - no par value, 8,750,000 shares
    authorized, 4,801,750 shares issued (Notes 11 and 12)             350,000
  Paid in capital                                                  11,384,837
  Retained earnings                                                38,211,260
  Treasury stock, 2,430,407 shares at cost (Note 11)              (38,445,695)
  Minimum pension liability adjustment, net of tax (Note 8)          (247,302)
                                                                 ------------

    Total stockholders' equity                                     11,253,100
                                                                 ------------

    Total liabilities and stockholders' equity                   $ 74,200,485
                                                                 ============


         The accompanying notes are an integral part of this statement.

DALTON CORPORATION

CONSOLIDATED STATEMENT OF INCOME
================================================================================


                                                                  FOR THE
                                                                 YEAR ENDED
                                                                 JANUARY 3,
                                                                    1998
Net sales                                                      $ 172,107,096
Cost of goods sold                                               158,906,460
                                                               -------------

    Gross profit                                                  13,200,636
                                                               -------------

Expenses:
    Selling                                                        2,745,837
    General and administrative                                     3,986,329
                                                               -------------

      Operating profit                                             6,468,470

Other income (expense):
    Interest expense                                              (2,958,124)
    Other (expense), net                                            (196,281)
                                                               -------------

      Pretax income from operations                                3,314,065

Provision for income taxes                                         1,017,480
                                                               -------------

Net income                                                     $   2,296,585
                                                               =============



NET INCOME PER SHARE - BASIC AND DILUTED                       $        0.85
                                                               =============

         The accompanying notes are an integral part of this statement.

DALTON CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
================================================================================


                                               NUMBER OF SHARES
                                          -----------------------


                                            COMMON
                                            STOCK       TREASURY    COMMON       PAID IN      RETAINED      TREASURY
                                          OUTSTANDING    STOCK      STOCK        CAPITAL      EARNINGS       STOCK


December 28, 1996                          2,912,177   1,889,573   $ 350,000   $ 11,384,837  $ 36,449,277  $(22,723,640)

Net income                                                                                      2,296,585

Purchase of treasury
  stock                                     (540,834)    540,834                                            (15,722,055)

Cash dividends of $.20 per share                                                                 (534,602)

Change in minimum pension
  liability adjustment                     ---------   ---------   ---------   ------------  ------------   ------------

January 3, 1998                            2,371,343   2,430,407   $ 350,000   $ 11,384,837  $ 38,211,260   $(38,445,695)
                                           =========   =========   =========   ============  ============   ============


                                           MINIMUM          TOTAL
                                           PENSION          STOCK-
                                          LIABILITY        HOLDERS'
                                         ADJUSTMENT         EQUITY

December 28, 1996                        $ (470,093)     $ 24,990,381

Net income                                                  2,296,585

Purchase of treasury
  stock                                                   (15,722,055)

Cash dividends of $.20 per share                             (534,602)

Change in minimum pension
  liability adjustment                      222,791           222,791
                                       ------------      ------------
January 3, 1998                        $   (247,302)     $ 11,253,100
                                       ============      ============


         The accompanying notes are a integral part of this statement.

DALTON CORPORATION


CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                        FOR THE
                                                                       YEAR ENDED
                                                                       JANUARY 3,
                                                                          1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                         $   2,296,585
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation expense                                               6,659,295
    Loss on disposal of property, plant and equipment                    191,091
    Change in, excluding effects of Stryker acquisition:
      Accounts receivable, trade and other                             2,989,447
      Inventories                                                        571,246
      Accounts payable, trade and accrued liabilities                  1,055,552
      Deferred taxes                                                    (339,224)
      Other                                                           (1,138,550)
                                                                   -------------

      Total adjustments                                                9,988,857
                                                                   -------------

    Net cash provided by operating activities                         12,285,442
                                                                   -------------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment, excluding
  effects of Stryker acquisition                                      (6,706,277)
Proceeds from sale of property, plant and equipment                        5,919
Acquisition of Stryker, net of cash assumed                             (200,000)
                                                                   -------------

    Net cash used in investing activities                             (6,900,358)
                                                                   -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowing under revolving loan                                      (131,000)
Borrowing of long-term debt                                           11,019,293
Dividends paid                                                          (534,602)
Purchase of treasury stock                                           (15,722,055)
                                                                   -------------

    Net cash used in financing activities                             (5,368,364)
                                                                   -------------

Increase in cash and cash equivalents                                     16,720

Cash and cash equivalents at beginning of period                         167,377
                                                                   -------------

Cash and cash equivalents at end of period                         $     184,097
                                                                   =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest                                             $   2,985,453
Cash paid for income taxes                                         $   1,192,614



         The accompanying notes are an integral part of this statement.

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.       DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION ... The consolidated financial statements include the accounts of Dalton Corporation (formerly known as The Dalton Foundries, Inc., the Company or Dalton) and its wholly-owned subsidiaries, Warsaw Manufacturing Facility (Warsaw), Kendallville Manufacturing Facility (formerly known as Newnam Manufacturing, Inc., Kendallville), Ashland Manufacturing Facility (formerly known as Ashland Castings Corporation, Ashland) and Stryker Machining Facility (formerly known as Economy North, Stryker - see Note 5). All intercompany accounts and transactions have been eliminated.

         Prior to January 2, 1998, the Company was majority owned by an employee stock ownership plan (ESOP, see Note 8), with 4.8% of the shares held outside of the ESOP, primarily by certain key executives and officers of the Company. Effective January 2, 1998, the Company repurchased all shares held outside of the ESOP at the market value of the Company's stock as of December 28, 1996 (Note 8), for a total purchase price of $3,492,935. As a result, effective January 3, 1998 the Company is 100% owned by the ESOP.

         DESCRIPTION OF BUSINESS ... The Company manufactures and sells grey iron castings, primarily to the refrigeration, heavy equipment and automotive industries. The Company operates foundries in Warsaw and Kendallville, Indiana and Ashland, Ohio and a machining facility in Stryker, Ohio. The Company has no foreign operations and direct export sales are not significant.

         USE OF ESTIMATES ... The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         FISCAL YEAR ... The Company's fiscal year ends on the Saturday nearest December 31. The fiscal year ended January 3, 1998 includes 53 weeks.

         CASH FLOWS ... For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments with a maturity of three months or less at date of purchase to be cash and cash equivalents.

         INVENTORIES ... Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for approximately 67% of the Company's inventories. Inventories not valued on LIFO are valued on the first-in, first-out (FIFO) method.

         REVENUE RECOGNITION ... Revenues from product sales are recognized at the time of shipment to the customer.

         PROPERTY, PLANT AND EQUIPMENT ... Properties are stated at cost. Maintenance and minor repairs are expensed as incurred. Depreciation for financial reporting purposes is determined using the straight-line method over the estimated useful lives of the assets. The estimated lives are 7 to 8 years for land improvements, 7 to 20 years for buildings and improvements, and 2 to 10 years for machinery and equipment. When property is retired from service or otherwise disposed of, the cost and related amount of accumulated depreciation are eliminated from the asset and reserve accounts, with the resulting gain or loss recognized in income.

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         INCOME TAXES ... The Company records income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting carrying values of assets and liabilities and the income tax carrying amounts.

         NET INCOME PER SHARE ... Net income per share is calculated by dividing net income by the weighted-average number of common shares outstanding of 2,715,683. There are no potentially dilutive securities.

         FAIR VALUE OF FINANCIAL INSTRUMENTS ... The fair value of all financial instruments where the face value differs from the fair value are estimated based upon the use of current rates available for similar financial instruments. If fair value accounting had been used at January 3, 1998 instead of the historic basis of accounting used in the financial statements, long-term debt would be reduced from the reported level by approximately $600,000.

2.       ACQUISITION OF ASHLAND MANUFACTURING FACILITY

         On July 1, 1995 the net assets of Ashland were acquired by Dalton. At the time of the acquisition, the fair value of the assets exceeded the fair value of the liabilities by $1,887,000. The basis of long-term assets, primarily machinery and equipment, was reduced by this excess. The purchase agreement requires that Dalton pay the seller, as purchase price consideration, the lesser of 50% of Ashland's cumulative net income earned through December 31, 2001 or $7,000,000. Dalton has made no payments to the seller since the date of acquisition.

         This transaction was recorded as a purchase of assets in accordance with Accounting Principles Board Opinion No. 16 (APB 16), "Business Combinations". The results of Ashland subsequent to July 1, 1995 have been included in these financial statements. These results reflect cumulative net losses of $7,724,338.

3.       INVENTORIES

         Inventories consist of the following:

                                                                   JANUARY 3,
                                                                      1998

         Raw materials and supplies                                $  1,651,054
         In process and finished goods                                8,434,856
         Factory supplies                                             2,979,737
                                                                   ------------

         Total inventories                                         $ 13,065,647
                                                                   ============

         If the FIFO method of accounting had been used for all inventories, inventories would have increased by $1,165,699 at January 3, 1998.

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of the following:



                                                                    JANUARY 3,
                                                                      1998
         Land and improvements                                   $   1,777,812
         Buildings and improvements                                 10,157,540
         Machinery and equipment                                    59,361,016
                                                                 -------------

                                                                    71,296,368
         Accumulated depreciation                                  (37,874,273)
                                                                 -------------

                                                                    33,422,095
         Construction in progress                                    1,215,568
                                                                 -------------

         Net property, plant and equipment                        $ 34,637,663
                                                                 =============











 5.      STRYKER MACHINING FACILITY

         Prior to January 2, 1997, the Company owned a 50% interest in Stryker. Stryker machines castings produced by Kendallville and sells the finished castings primarily within the automotive industry. This investment was accounted for using the equity method of accounting.

         Effective January 2, 1997, the Company purchased from its joint venture partner the remaining 50% interest in Stryker, for a purchase price of $1,000,000, $200,000 payable in cash and the balance in the form of an interest-free installment note payable in equal annual payments over a five year period. Based upon its non-cash nature, the installment note payable has not been reflected within the Statement of Cash Flows. The net present value of the purchase price approximated the book value of the remaining 50% interest. This transaction was accounted for as a purchase transaction in accordance with APB 16. The results of Stryker have been consolidated with the Company subsequent to the purchase of the remaining 50% ownership interest.

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.       LONG-TERM OBLIGATIONS AND NOTES PAYABLE

         Long-term obligations and notes payable consist of the following:


                                                                             January 3,
                                                                                1998
         Revolving and reducing line of credit                              $20,000,000
         Revolving line of credit                                            20,691,000
         Capital lease obligations, 10%                                           2,847
         Borrowings against cash value of
           Insurance policies, 5%                                               232,830
         Notes payable                                                          514,259
                                                                            -----------

         Total obligations and notes payable                                 41,440,936
         Amounts due within one year                                           (202,847)
                                                                            -----------

         Long-term obligations and notes payable                            $41,238,089
                                                                            ===========


         The Company negotiated a number of modifications to its two primary outstanding debt obligations during the course of fiscal 1997. The commitment under the revolving and reducing line of credit was increased to $20,000,000, payable in annual installments beginning in May 1999, with a balloon payment in May 2002. The first annual installment due in May 1999 is $2,000,000, with annual installments due in May 2000 and 2001 of $2,670,000. The facility bears interest at a fixed rate of 8.56% for its entire term, with interest payable monthly.

         The commitment under the revolving line of credit was increased to $25,000,000 during the year. Interest on amounts outstanding under the facility are charged at a rate which floats with LIBOR and the Company's Tangible Net Worth Ratio, as defined in the loan agreement, and is payable monthly. The interest rate approximated 9.465% as of January 3, 1998. The revolving line of credit expires in May 1999, with a one-year renewal option if the Company maintains compliance with terms of the agreement and certain covenants. Amounts available under the revolving line of credit are also subject to a borrowing base computation based upon receivable and inventory balances. As of January 3, 1998, the borrowing base computation indicated available borrowings under the facility of $22,740,000.

         Each of the above debt obligations are secured by substantially all of the assets of the Company, including accounts receivable, inventories and property, plant and equipment. The obligations are jointly and severally guaranteed by the Company and all its subsidiaries. The Company is subject to certain covenants in relation to the above debt obligations, including the maintenance of a minimum level of Tangible Net Worth, a maximum ratio of Total Liabilities to Tangible Net Worth, and a minimum Debt Service ratio as defined in the loan agreements. As of January 3, 1998, the Company was not in compliance with certain of these covenants, which could effectively result in the obligations being callable on demand. See Note 12 for subsequent actions taken by the lenders with respect to such non-compliance.

         The outstanding notes payable of $514,259 at January 3, 1998 represents the present value of the remaining installments due in relation to the acquisition of Stryker (Note 5). Annual equal installments are due under the interest-free note through 2001.

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Scheduled payments under the Company's debt agreements as of January 3, 1998 are as follows:


         1998                          $    202,847
         1999                            22,841,996
         2000                             2,833,263
         2001                             2,670,000
         2002                            12,660,000
                                       ------------
         Thereafter                    $ 41,440,936
                                       ============

7.       INCOME TAXES

         At January 3, 1998, deferred tax assets consist primarily of temporary differences associated with accruals such as pensions, deferred compensation liabilities, self-insurance reserves, employee benefits and environmental accruals, along with state operating loss carryforwards at Ashland. Deferred tax liabilities relate to temporary differences primarily associated with property, plant and equipment due to accelerated methods of depreciation for tax purposes. Components of the net deferred tax liability are as follows:

                                                        JANUARY 3,
                                                           1998
         Deferred tax assets                          $  4,045,405
         Deferred tax liabilities                       (3,862,059)
                                                      ------------

                                                           183,346
         Valuation allowance                              (623,861)
                                                      ------------

         Net deferred tax liability                   $   (440,515)
                                                      ============

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         A full valuation allowance has been recorded at January 3, 1998 relating to the net state deferred tax assets at Ashland, including operating loss carryforwards. An operating loss carryforward of $14,115,000 is available for Ohio State tax purposes, with expiration dates in 2010 through 2012.

         The fiscal 1997 provision for income taxes consists of the following:

         Current income taxes:
          Federal                                            $1,235,179
          State                                                 241,486
                                                             ----------
         Total current                                        1,476,665

         Deferred income taxes:
          Federal                                              (394,379)
          State                                                 (64,806)
                                                             ----------
         Total deferred                                        (459,185)

         Total provision for income taxes                    $1,017,480
                                                             ==========

         A reconciliation of the statutory Federal income tax rate to the effective income tax rate for fiscal 1997 is as follows:

         Federal income tax at statutory rate                      34.0%
         State income tax, net of Federal benefit                   3.5
         ESOP dividend                                             (5.5)
         Other                                                     (1.3)
                                                                  ------
         Effective income tax rate                                 30.7%
                                                                  ======

         On March 2, 1998, the Company filed an election to be treated as an S-Corporation for income tax purposes effective January 4, 1998. As a result of this election, the Company will no longer be subject to Federal and state income taxes, other than potential taxes resulting from the disposal of assets within a ten-year period of the election or non-income based taxes. With this change in tax status, the deferred tax accounts and other income tax accounts of the Company will be adjusted in fiscal 1998 to take into account the new tax status of the Company, subject to the maintenance of certain tax liabilities associated with potential taxes due upon the disposition of assets subsequent to the effective date of the S-Corporation election.

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.       RETIREMENT BENEFITS AND DEFERRED COMPENSATION

         Accrued retirement benefits and deferred compensation consist of the following:


                                             January 3,
                                                1998

         Defined benefit plan                 $1,578,197
         Supplemental benefits                 1,800,826
         Defined contribution plans              126,550
         Multi-employer plan                      45,390
         Other                                    19,639
                                              ----------

                                               3,570,602
         Amounts to be paid within one year     (818,103)
                                              ----------
         Long-term retirement benefits and
           deferred compensation              $2,752,499
                                              ==========

         DEFINED BENEFIT PLAN...Substantially all of the Company's employees in the Warsaw bargaining units are covered by a non-contributory defined benefit pension plan. The plan provides benefits of stated amounts for each year of service.

         The Company's pension expense was determined in accordance with SFAS No. 87, "Employers' Accounting for Pensions". The discount rate used was 7.25% as of and for the fiscal year ended January 3, 1998. The assumed long-term rate of return on assets was 7.50%.

         Net pension expense for fiscal 1997 consists of the following:


         Service cost - benefits earned during the period   $ 389,411
         Interest on projected benefit obligation             501,806
         Amortization of transition liability                  26,437
         Amortization of prior service cost                    23,251
         Actual return on plan assets                        (820,660)
         Unrecognized net gain                                427,313
                                                            ---------

         Net pension expense                                $ 547,558
                                                            =========

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         The funded status of the Company's defined benefit pension plan and the net accrued pension liability recognized in the Company's consolidated Balance Sheet consists of the following:

                                                                 JANUARY 3,
                                                                   1998
        Actuarial present value of benefit obligations:
           Vested                                                $ 7,272,722
           Nonvested                                                 457,705
                                                                 -----------
        Projected benefit obligation                               7,730,427
        Plan benefit obligation in excess of plan assets           6,152,230
                                                                 -----------

        Projected benefit obligation in excess of plan assets      1,578,197

        Unrecognized prior service cost                             (209,263)
        Unrecognized net liability at January 4, 1997
           being recognized over 15 years                           (105,760)
        Unrecognized net gains                                      (380,463)
        Recorded additional minimum liability                        695,486
                                                                 -----------

        Accrued pension liability                                $ 1,578,197
                                                                 ===========



         The Company has recognized the amount of the projected benefit obligation in excess of plan assets as a liability in its financial statements. An intangible asset of $315,023 was recorded at January 3, 1998, with the remaining $380,463 of the minimum liability recorded as a reduction of stockholders' equity, net of tax.

         SUPPLEMENTAL BENEFITS ... The Company provides supplemental retirement benefits and death benefits for certain executives. As a method of funding a portion of the benefits under this plan, the Company purchased and is the beneficiary of life insurance policies with a cash value of $1,759,410 and a face value of $3,246,392 at January 3, 1998. Provisions for these benefits are charged to operations over the employees' expected terms of employment. Expense of the plan, net of the increase in cash value of life insurance policies, was $244,431 in fiscal 1997.

         DEFINED CONTRIBUTION PLANS ... The Company maintains defined contribution plans for substantially all non-union employees and Ashland union employees. Participants may contribute up to 10% of their compensation on a pretax basis. The Company may make contributions to the plans at its discretion. The expense associated with these plans was $126,550 in fiscal 1997. Warsaw also has a defined contribution plan for its union employees. Participants may contribute up to 15% of their compensation on a pretax basis and an additional 10% on a posttax basis. The Company does not make contributions to the Plan.

         MULTI-EMPLOYER PLAN ... Substantially all of Kendallville's hourly employees are covered by a union-sponsored multi-employer defined benefit pension plan. As long as the Company remains a participant in this plan, its obligation is satisfied by its defined contributions. Information is not available for the union-sponsored plan to permit Kendallville to determine its share of any unfunded vested benefits. Contributions to the Plan are established under a collective bargaining agreement and charges to operations related to this plan totaled $477,106 in fiscal 1997.

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         EMPLOYEE STOCK OWNERSHIP PLAN ... All employees of the Corporate location and all non-union employees of the Company's Warsaw operation and Kendallville operation participate in the ESOP. Effective January 1, 1996, all non-union employees of the Ashland operation began participating in the ESOP. Effective January 1, 1997, all employees of the Stryker facility also began participating in the ESOP. The amount of the Company's annual contribution to the ESOP is at the discretion of the Board of Directors. The total contribution is allocated to participants based upon participant compensation. There is no outstanding debt under the ESOP and all shares have been released and allocated. Historically, the Company has funded its annual ESOP contribution with Company stock. The market value of the Company's stock, as determined by an independent appraiser, was $29.07 per share at December 28, 1996. There has been no updated appraisal of stock value as of January 3, 1998. During 1997, the Company funded its ESOP contribution with a cash contribution. The Company's ESOP contribution for fiscal 1997 was $1,006,568.

9.       SIGNIFICANT CUSTOMERS

         The Company sells its products primarily to large industrial companies. During fiscal 1997, two customers individually comprised more than 10% of sales. one customer comprised 17% of sales, while the other customer comprised 12% of sales. At January 3, 1998 these two customers and one additional customer collectively comprised 27% of trade accounts receivable. The Company generally does not require collateral as a basis for granting credit.

10.      LEASES

         The company maintains several operating leases with terms in excess of one year. Minimum payments are approximately $320,000 in 1998, $200,000 in 1999 and are approximately $100,000 in each of the three years subsequent to 1999. Lease expense in fiscal 1997 was approximately $675,000.

11.      COMMITMENTS AND CONTINGENCIES

         STOCK REPURCHASE OBLIGATION ... When employees leave the company they are required to put, and the Company is obligated to purchase, all of their Dalton common shares at an appraised price. The repurchase of these shares is generally paid in equal annual installments over a five year period as allowed under the ESOP. The company is obligated to purchase approximately $23,560,770 of Company stock from employees who have terminated or retired prior to January 3, 1998. There has been no appraisal update for the 1997 year-end, therefore, this amount is based upon the appraised price of the stock as of December 28, 1996, and is subject to change based upon future appraised values.

         Repurchase commitments over the next five years, based upon the December 28, 1996 stock valuation, are as follows:

         1998                                                      $   6,268,384
         1999                                                      $   6,051,822
         2000                                                      $   6,051,822
         2001                                                      $   3,769,942
         2002                                                      $   1,418,800

         See Note 12 for subsequent events impacting the stock repurchase obligation.

DALTON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         MEDICAL BENEFITS AND WORKERS' COMPENSATION ... The Company is essentially self-insured with respect to medical benefits and maintains excess insurance coverage to limit its exposure. The Company is also self-insured for workers' compensation exposures at the Warsaw operation and maintains excess insurance coverage limiting its exposure to no more than $275,000 per accident. The Company pays all Warsaw claims below the insured level. The Company charges the expected ultimate costs of self-insured claims to income in the period the accident or illness occurs. At January 3, 1998 the Company had accrued $1,391,000 for reported and unreported medical and workers' compensation claims. Actual costs may be different than this estimate.

         ENVIRONMENTAL ... The Company has been identified by the United States Environmental Protection Agency (EPA) as a Potentially Responsible Party (PRP) under Superfund legislation because industrial wastes were allegedly sent to two hazardous waste sites (Wayne Reclamation Superfund site and Lakeland Superfund site). Dalton has entered into a consent decree filed with the U.S. District Court for the Wayne Reclamation Superfund site. All involved parties have accepted the consent decree, and it is pending approval by the court. Dalton is one of 16 defendants at the Lakeland Superfund site. Dalton has been previously dismissed from the PRP list at this site; however, during 1997, the plaintiffs appealed the dismissal previously entered in Dalton's favor. During February 1998, the Company reached an agreement with the EPA to settle its obligation for the Lakeland Superfund site. The amount owed under the terms of the settlement approximates the accrued amount recorded at January 3, 1998.

         The Company is also in the process of closing an on-site surface impoundment. The amount accrued relative to this closure represents the estimated total clean up, monitoring and administrative costs associated with this closure. This project has been substantially completed as of January 3, 1998. The Company also operates an operating landfill at which on-going environmental monitoring costs will be incurred.

         Total accruals for environmental liabilities are $150,370 at January 3, 1998.

12.      SUBSEQUENT EVENTS

         On July 28, 1998, the Company had a fire at the Warsaw operation. There is no current estimate of damages, however, the Company is fully insured for property damage subject to a minimal deductible of $25,000. There were no reported personal injuries and the Company did not suffer significant business interruption as a result of the fire.

         On August 7, 1998, the Company entered into an agreement to sell all its operations to Neenah Foundry Company (Neenah) for a purchase price of $102,000,000, less amounts due under outstanding debt agreements and subject to certain other adjustments. The agreement was subject to shareholder and regulatory approval, which was received, and the transaction closed September 8, 1998. With consummation of the transaction, the ESOP was terminated, pending approval from the Internal Revenue Service, and all shares were acquired. Furthermore, certain "change in control" provisions of select benefit agreements may be activated as a result of the transaction.

         Effective August 14, 1998, the Company's primary lenders formally waived their rights with respect to certain covenant violations to accelerate payment of amounts outstanding under the bank term loan and the revolving loan through May 31, 1999, the scheduled expiration date of the revolving loan agreement. Based upon the waiver of compliance, the amounts outstanding under these loan agreements were classified as long-term within the Balance Sheet. With consummation of the sale transaction to Neenah on September 8, 1998, all outstanding debt obligations were paid in full from the sale proceeds.

         DALTON CORPORATION
         CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         JULY 4, 1998

                               DALTON CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                     July 4            January 3
                                                                      1998              1998(1)
                                                                   -----------       ------------
                                                                   (Unaudited)

ASSETS
Current assets:
  Cash and cash equivalents ......................................  $     226         $     184
  Accounts receivable, net .......................................     22,526            19,908
  Inventories ....................................................     12,634            13,066
  Other current assets ...........................................      1,728             2,031
  Refundable income taxes ........................................       --                 219
  Deferred income taxes ..........................................       --                 922
                                                                   -----------       ------------
         Total current assets ....................................     37,114            36,330

Property, plant and equipment ....................................     74,850            72,511
Less accumulated depreciation ....................................     41,403            37,873
                                                                   -----------       ------------
                                                                       33,447            34,638

Other assets......................................................      3,450             3,232
                                                                   -----------       ------------
                                                                    $  74,011         $  74,200
                                                                   ===========       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...............................................  $  10,308         $   9,743
  Accrued liabilities ............................................      8,553             7,648
  Income taxes payable ...........................................         78              --
  Current portion of long-term debt ..............................        201               203
                                                                   -----------       ------------
         Total current liabilities ...............................     19,140            17,594

Long-term debt ...................................................     36,063            41,238
Long-term retirement benefits and deferred compensation ..........      2,945             2,752
Deferred income taxes ............................................       --               1,363
                                                                   -----------       ------------
         Total liabilities .......................................     58,148            62,947

Commitments and contingencies

STOCKHOLDERS' EQUITY:
  Common stock, no par value
       8,750,000 shares authorized,
       4,801,750 shares issued ...................................        350               350
Additional paid in capital .......................................     11,385            11,385
Retained earnings ................................................     42,821            38,211
Minimum pension liability adjustment, net of tax .................       (247)             (247)
Treasury stock, 2,430,407  shares at cost ........................    (38,446)          (38,446)
                                                                   -----------       ------------
       Total stockholders' equity ................................     15,863            11,253
                                                                   -----------       ------------
                                                                    $  74,011         $  74,200
                                                                   ===========       ============

See notes to condensed consolidated financial statements.

(1) The balance sheet as of January 3, 1998 has been derived from the audited financial statements as of that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                               DALTON CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                 (In thousands)


                                                                                     Six Months          Six Months
                                                                                        Ended              Ended
                                                                                    July 4, 1998       June 28, 1997
                                                                                   --------------     --------------



Net sales .....................................................................        $ 100,322           $  88,035
Cost of sales .................................................................           91,514              79,302
                                                                                       ---------           ---------
Gross profit ..................................................................            8,808               8,733
Selling, general and administrative expenses ..................................            3,663               3,641
                                                                                       ---------           ---------
Operating income ..............................................................            5,145               5,092
Net interest expense ..........................................................            1,883               1,300
                                                                                       ---------           ---------
Income before income taxes ....................................................            3,262               3,792
Provision (credit) for income taxes ...........................................           (1,348)              1,607
                                                                                       ---------           ---------
Net income ....................................................................        $   4,610           $   2,185
                                                                                       =========           =========


See notes to condensed consolidated financial statements.

                               DALTON CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                 (In thousands)



                                                                                       Six Months            Six Months
                                                                                          Ended                Ended
                                                                                      July 4, 1998         June 28, 1997
                                                                                     --------------       ---------------


OPERATING ACTIVITIES
Net income ...................................................................             $ 4,610            $ 2,185
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization .............................................               3,640              3,314
   Changes in operating assets and liabilities ...............................                (588)             2,027
                                                                                           -------            -------
        Net cash provided by operating
        activities ...........................................................               7,662              7,526

INVESTING ACTIVITIES
Purchase of property, plant and equipment ....................................              (2,473)            (6,333)
Other ........................................................................                  30                 --
                                                                                           -------            -------
        Net cash used in investing
        activities ...........................................................              (2,443)            (6,333)

FINANCING ACTIVITIES
Dividends paid ...............................................................                  --               (275)
Purchase of treasury stock ...................................................                  --             (8,886)
Proceeds from long-term debt .................................................                  --              8,086
Payments on long-term debt ...................................................              (5,177)                --
                                                                                           -------            -------
        Net cash used in financing
        activities ...........................................................              (5,177)            (1,075)
                                                                                           -------            -------
Increase in cash and cash equivalents ........................................                  42                118
Cash and cash equivalents at beginning of period .............................                 184                167
                                                                                           -------            -------
Cash and cash equivalents at end of period ...................................             $   226            $   285
                                                                                           =======            =======


See notes to condensed consolidated financial statements.

                               DALTON CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

                         July 4, 1998 and June 28, 1997


NOTE 1 -- BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments ) considered necessary for a fair presentation have been included. Operating results for the six months ended July 4, 1998 and June 28, 1997 are not necessarily indicative of the results that may be expected for the period ending January 2, 1999 or January 3, 1998. For further information, refer to the Company's consolidated financial statements and footnotes thereto for the period ended January 3, 1998.

NOTE 2 -- INVENTORIES

The components of inventories are as follows:


                                                         July 4,               January 3,
                                                           1998                   1998
                                                     -----------------    -----------------
                                                                (000's omitted)

Raw materials and supplies........................        $ 1,749               $ 1,651
In process and finished goods.....................          7,724                 8,435
Factory supplies..................................          3,161                 2,980
                                                          -------               -------
Total inventories.................................        $12,634               $13,066
                                                          =======               =======


NOTE 3 -- INCOME TAXES

On March 2, 1998, the Company filed an election to be treated as an S-Corporation for income tax purposes effective January 4, 1998. As a result of this election, the Company is no longer subject to Federal and state income taxes, other than potential taxes resulting from the disposal of assets within a ten-year period of the election or non-income based taxes. With this change in tax status, deferred income taxes and other income tax accounts of the Company have been adjusted to take into account the new tax status of the Company.

    (b)  Pro Forma Financial Information

                             NEENAH FOUNDRY COMPANY
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated balance sheet and consolidated statements of income (collectively, the "Pro Forma Statements") were prepared to illustrate the estimated effects of the acquisition of Dalton Corporation (Dalton) on September 8, 1998 and the acquisition of Advanced Cast Products, Inc. (ACP) on September 8, 1998 by Neenah Foundry Company (the "Company") (collectively, the "Acquisitions"). The unaudited pro forma consolidated balance sheet assumes the Acquisitions had occurred on June 30, 1998. The unaudited pro forma consolidated statements of income assume the Acquisitions were consummated as of the beginning of the periods presented.

  The Pro Forma Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the Acquisitions in fact had occurred on the assumed dates or to project the Company's financial position or results of operations for any future date or period.

  The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The Pro Forma Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and Dalton, including the notes thereto.

  The Dalton Acquisition will be accounted for using the purchase method of accounting. The total purchase price of approximately $102.6 million will be allocated to the assets and liabilities of Dalton based upon their respective fair values, with the remainder allocated to costs in excess of net assets acquired. Such allocations have been made based upon valuations and other studies, which may be subject to adjustment. Accordingly, the allocation of the purchase cost included in the accompanying Pro Forma Statements is preliminary. The final values may differ from those set forth in the accompanying Pro Forma Statements. The ACP Acquisition will be accounted for at historical cost in a manner similar to that in pooling of interest accounting since the Company and ACP are under common control.

  The Company, Dalton and ACP have different fiscal year ends - September 30 for the Company and ACP and the Saturday nearest December 31 for Dalton. The unaudited pro forma consolidated statement of income for the year ended September 30, 1997 includes the results of operations of the Company and ACP for the twelve month period ended September 30, 1997 and the results of operations of Dalton for the twelve month period ended January 3, 1998. The unaudited proforma consolidated statement of income for the nine months ended June 30, 1998 includes the results of operations of the Company and ACP for the nine months ended June 30, 1998 and of Dalton for the nine months ended July 4, 1998. Statement of income information of Dalton for the months of October, November and December, 1997 are included in both the annual and the interim proforma consolidated statements of income.

                             NEENAH FOUNDRY COMPANY
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 June 30, 1998
                                 (In thousands)

                                                                      Historical
                                                          ----------------------------------
                                                            Neenah                               Pro Forma
                                                           Foundry      Dalton       ACP        Adjustments         Pro Forma
                                                          ----------  ----------  ----------   -------------       ----------
ASSETS
Current assets:
  Cash and cash equivalents ...........................   $   9,741   $     226   $      --    $         81 (a)    $  10,048
  Accounts receivable, net ............................      38,333      22,526       7,747              --           68,606
  Inventories .........................................      26,686      12,634       2,496           1,268 (b)       43,084
  Other current assets ................................       2,936       1,728         281              --            4,945
  Prepaid income taxes ................................       1,155          --         438              --            1,593
  Deferred income taxes ...............................       1,710          --          --           2,425 (b)        4,135
                                                          ----------  ----------  ----------   -------------       ----------
         Total current assets .........................      80,561      37,114      10,962           3,774          132,411

Property, plant and equipment .........................     138,116      74,850      17,783         (38,623)(b)      192,126
Less accumulated depreciation .........................       9,820      41,403       4,533         (41,403)(b)       14,353
                                                          ----------  ----------  ----------   -------------       ----------
                                                            128,296      33,447      13,250           2,780          177,773


Identifiable intangible assets, net                          41,951          --          --          27,919 (b)       69,870
Goodwill, net .........................................     147,487          --       6,254          30,185 (b)      183,926
Other assets ..........................................       3,756       3,450         784           3,279 (a)
                                                                                                       (315)(b)
                                                                                                      1,697 (c)
                                                                                                       (652)(d)       11,999
                                                          ----------  ----------  ----------   -------------       ----------
                                                          $ 402,051   $  74,011   $  31,250    $     68,667        $ 575,979
                                                          ==========  ==========  ==========   =============       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable ....................................   $  14,558   $  10,308   $   3,853              --        $  28,719
  Income taxes payable ................................          --          78          --              --               78
  Accrued liabilities .................................      15,601       8,553       2,856             769 (b)       27,779
  Current portion of long-term debt ...................         827         201       1,746          (1,947)(a)
                                                                                                      2,250 (a)        3,077
                                                          ----------  ----------  ----------   -------------       ----------
         Total current liabilities ....................      30,986      19,140       8,455           1,072           59,653
                                                                                                    (48,400)(a)
Long-term debt ........................................     251,715      36,063      12,337         116,750 (a)      368,465
Postretirement benefit obligations ....................       5,137          --          --              --            5,137
Deferred income taxes .................................      54,592          --       2,405          12,868 (b)       69,865
Other liabilities .....................................       2,151       2,945          --           2,892 (b)        7,988
                                                          ----------  ----------  ----------   -------------       ----------
         Total liabilities ............................     344,581      58,148      23,197          85,182          511,108

Commitments and contingencies

STOCKHOLDERS' EQUITY:
    Preferred stock, par value $100 per share --
         authorized 3,000 shares, no shares
         issued or outstanding ........................          --          --          --              --               --
    Common stock, par value $100 per share --
         authorized 11,000 shares, issued
         and outstanding 1,000 shares .................         100         350       4,254            (350)(b)
                                                                                                     (4,254)(e)          100
Additional paid in capital ............................      48,750      11,385       2,265         (11,385)(b)
                                                                                                      4,254 (e)       55,269
Retained earnings .....................................       8,620      42,821       1,534         (42,821)(b)
                                                                                                       (652)(d)        9,502
Treasury stock ........................................          --     (38,446)         --          38,446 (b)           --
Minimum pension liability adjustment, net of tax ......          --        (247)         --             247 (b)           --
                                                          ----------  ----------  ----------   -------------       ----------
       Total stockholders' equity .....................      57,470      15,863       8,053         (16,515)          64,871
                                                          ----------  ----------  ----------   -------------       ----------
                                                          $ 402,051   $  74,011   $  31,250    $     68,667        $ 575,979
                                                          ==========  ==========  ==========   =============       ==========


See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                             NEENAH FOUNDRY COMPANY
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)


(a) Adjustment to reflect the net effect on cash of the Dalton and ACP
    Acquisitions, as follows:
         Proceeds from Tranche A Term Loan                                                        $  20,000
         Proceeds from Tranche B Term Loan                                                           70,000
         Proceeds from Multi-Draw Acquisition Revolver                                               29,000
         Less deferred financing cost                                                                (1,697)
                                                                                                  ---------
                                                                                                    117,303
         Purchase price:
         Acquisition of Dalton common stock                                     $ (62,995)
         Fees and expenses incurred in connection with
         the Dalton Acquisition                                                      (601)
         Satisfaction of Dalton outstanding indebtedness (including
         $2,749 borrowed subsequent to June 30, 1998)                             (39,013)
         Satisfaction of ACP outstanding indebtedness (including
         $530 borrowed subsequent to June 30, 1998)                               (14,613)
                                                                                ---------
                                                                                                   (117,222)
                                                                                                  ---------
                                                                                                  $      81
                                                                                                  =========

(b) Adjustment to reflect the allocation of the $63,596 purchase cost of Dalton:
         Net assets acquired at historical cost                                                   $  15,863
         Fair value adjustments(1):
         Eliminate LIFO reserve                                                                         973
         Inventory step-up                                                                              295
         Write-up property, plant, and equipment(2)                                                   2,780
         Record intangible assets(3)                                                                 27,919
         Adjustment to pension liability                                                             (1,092)
         Deferred compensation                                                                       (2,935)
         Other                                                                                           51
         Record deferred income taxes associated with the
         valuation of Dalton assets and liabilities                                                 (10,443)
         Cost in excess of net assets acquired- goodwill(4)                                          30,185
                                                                                                  ---------
                                                                                                  $  63,596
                                                                                                  =========


____________________

(1) For all other recorded assets and liabilities of Dalton, the historical book values were estimated to approximate their fair values at the balance sheet date.
(2) The fair value of property, plant and equipment was based on an outside appraisal completed in connection with the acquisition. The write-up has been allocated to the fixed asset categories as shown below. The remaining economic useful lives used in depreciating the new basis of the depreciable fixed assets are also indicated:


                                                                        Remaining Economic
                                                Allocated excess           Useful Life
                                              ---------------------     -------------------
         Land                                             $   183              n/a
         Buildings and improvements                          (781)       10 to 35 years
         Machinery and equipment                            3,378         5 to 15 years

(3) The fair value of intangible assets was based on an outside valuation completed in connection with the Dalton Acquisition For purposes of the proforma financial information, the valuation of the intangible assets and amortization periods are shown below:


                                                                          Amortization
                                                     Fair Value               Period
                                                  ------------------      --------------

            Assembled workforce                            $ 5,522            5 years
            Customer list                                   12,341           10 years
            Backlog                                          1,239           4 months
            Trade name                                       5,053           40 years
            Facilities in place                              3,764           40 years


(4) An amortization period of 40 years will be used for goodwill because the period expected to be benefited exceeds 40 years.
____________________

(c) Adjustment to record the transaction costs of $1,697 (made up of financing costs). For purposes of the proforma consolidated balance sheet, the amount is shown as part of other assets and amortized over 5 years, the life of the Term Loan.

(d) Adjustment to write off deferred financing costs related to outstanding indebtedness of ACP which was satisfied in connection with the ACP Acquisition.

(e) Adjustment to account for the merger with ACP.

                             NEENAH FOUNDRY COMPANY
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         Year Ended September 30, 1997
                                 (In thousands)


                                                                                        Historical
                                                                            ------------------------------------
                                                      Neenah Foundry            Dalton              ACP
                                                  ---------------------     ---------------- -------------------
                                                        Year Ended            Year Ended         Year Ended         Pro Forma
                                                  September 30, 1997(1)     January 3, 1998  September 30, 1997    Adjustments
                                                  ---------------------     ---------------- -------------------  ------------
Net sales ......................................    $     237,572            $   172,107       $   46,899          $     --
Cost of sales ..................................          168,644                158,906           38,204                 312 (a)
                                                    ---------------          -------------     ------------        -----------
Gross profit ...................................           68,928                 13,201            8,695                (312)
Selling, general and administrative expenses ...           24,670                  6,929            4,092                --
Amortization of intangible assets ..............            8,949                   --                533               3,797 (a)
                                                                                                                          755 (a)
                                                    ---------------          -------------     ------------        -----------
  Total operating expenses .....................           33,619                  6,929            4,625               4,552
                                                    ---------------          -------------     ------------        -----------
Operating income ...............................           35,309                  6,272            4,070              (4,864)
Net interest income (expense) ..................          (25,666)                (2,958)          (2,604)             (4,547)(b)
                                                    ---------------          -------------     ------------        -----------
Income before income taxes .....................            9,643                  3,314            1,466              (9,411)
Provision for income taxes .....................            5,069                  1,017              737              (3,463)(c)
                                                    ---------------          -------------     ------------        -----------
Net income .....................................    $       4,574            $     2,297       $      729          $   (5,948)
                                                    ===============          =============     ============        ===========


                                                       Pro Forma
                                                  ---------------------
Net sales ......................................    $     456,578
Cost of sales ..................................          366,066
                                                    ---------------
Gross profit ...................................           90,512
Selling, general and administrative expenses ...           35,691
Amortization of intangible assets ..............
                                                           14,034
                                                    ---------------
  Total operating expenses .....................           49,725
                                                    ---------------
Operating income ...............................           40,787
Net interest income (expense) ..................          (35,775)
                                                    ---------------
Income before income taxes .....................            5,012
Provision for income taxes .....................            3,360
                                                    ---------------
Net income .....................................    $       1,652
                                                    ===============


See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

(1) Pro Forma Balances from Form 8-K/A dated November 5, 1998

                             NEENAH FOUNDRY COMPANY
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         Year Ended September 30, 1997
                             (Dollars in thousands)

(a) The pro forma adjustments to cost of sales, selling, general and administrative expenses and amortization of intangible assets are comprised of the following:

                                                                                                          Proforma
                                                             Historical             Proforma             Adjustment
                                                          ----------------       --------------         ------------
Depreciation of property, plant and
    equipment :
    Cost of sales                                            $ 17,154               $ 17,466              $  312
    Selling, general and administrative                         2,086                  2,086                   -

Amortization of identifiable intangible
    assets                                                      6,793                 10,590               3,797

Amortization of goodwill                                        2,689                  3,444                 755


(b) Adjustment to record interest expense and amortization of deferred financing costs on the debt incurred to finance the Acquisitions, calculated as follows:


Tranche A Term Loan ($20,000 @ 8.0625%)                                           $  1,613
Tranche B Term Loan ($70,000 @ 8.3125%)                                              5,819
Multi-Draw Acquisition Revolver ($29,000 @ 8.0625%)                                  2,338
Amortization of deferred financing costs (over 5 years)                                339
Reduction in interest expense related to indebtedness satisfied
in connection with the Acquisitions                                                 (5,562)
                                                                                  --------
                                                                                  $  4,547
                                                                                  ========

(c) Adjustment to record the tax effect on the above adjustments using the marginal effective income tax rate of 40%. All adjustments were tax-effected except for goodwill amortization.

                             NEENAH FOUNDRY COMPANY
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                        Nine Months Ended June 30, 1998
                                 (In thousands)

                                                                                      Historical for Periods
                                                               Historical             Prior to Acquisition(2)
                                                            ----------------     ---------------------------------
                                                             Neenah Foundry          Mercer             Deeter
                                                            ----------------     --------------     --------------
                                                               Nine Months         Six Months         Six Months
                                                                  Ended              Ended               Ended
                                                              June 30, 1998      March 31, 1998     March 31, 1998
                                                            ----------------     --------------     --------------


Net sales ...............................................     $  160,441           $  27,529          $   5,916
Cost of sales ...........................................        113,259              20,632              3,407
                                                            ----------------     --------------     --------------
Gross profit ............................................         47,182               6,897              2,509
Selling, general and administrative expenses ............         13,023               1,812              4,111

Amortization of intangible assets .......................          4,467                  41                 --

                                                            ----------------     --------------     --------------
  Total operating expenses ..............................         17,490               1,853              4,111
                                                            ----------------     --------------     --------------
Operating income ........................................         29,692               5,044             (1,602)
Net interest income (expense) ...........................        (17,512)               (485)              (196)
                                                            ----------------     --------------     --------------
Income before income taxes ..............................         12,180               4,559             (1,798)
Provision for income taxes ..............................          5,780               1,436                 --

                                                            ----------------     --------------     --------------
Net income ..............................................     $    6,400           $   3,123          $  (1,798)
                                                            ================     ==============     ==============


                                                                        Historical
                                                            -----------------------------------
                                                               Dalton                 ACP
                                                            ----------------     --------------
                                                            Nine Months           Nine Months
                                                               Ended                 Ended             Pro Forma
                                                            July 4, 1998         June 30, 1998        Adjustments    Pro Forma
                                                            ----------------     --------------     --------------  -----------


Net sales ...............................................     $  144,962           $  40,981          $      --      $ 379,829
Cost of sales ...........................................        133,712              33,350              1,181 (a)    305,541
                                                            ----------------     --------------     ------------    -----------
Gross profit ............................................         11,250               7,631             (1,181)        74,288
Selling, general and administrative expenses ............          5,231               3,510               (778)(a)
                                                                                                            105 (a)     27,014
Amortization of intangible assets .......................             --                 528              4,564 (a)
                                                                                                          1,027 (a)     10,627
                                                            ----------------     --------------     ------------    -----------
  Total operating expenses ..............................          5,231               4,038              4,918         37,641
                                                            ----------------     --------------     ------------    -----------
Operating income ........................................          6,019               3,593             (6,099)        36,647
Net interest income (expense) ...........................         (2,691)             (1,723)            (4,866)(b)    (27,473)
                                                            ----------------     --------------     ------------    -----------
Income before income taxes ..............................          3,328               1,870            (10,965)         9,174
Provision for income taxes ..............................         (1,328)                751             (3,975)(c)
                                                                                                          2,659 (d)      5,323
                                                            ----------------     --------------     ------------    -----------
Net income ..............................................     $    4,656           $   1,119          $  (9,649)     $   3,851
                                                            ================     ==============     ============    ===========



See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

(2) Mercer Forge Corporation (Mercer) was acquired on April 3, 1998 in a transaction accounted for as a purchase. Deeter Foundry, Inc. (Deeter) was acquired on March 30, 1998 in a transaction accounted for as a purchase.

                             NEENAH FOUNDRY COMPANY
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                        Nine Months Ended June 30, 1998
                             (Dollars in thousands)

(a) The pro forma adjustments to cost of sales, selling, general and administrative expenses and amortization of intangible assets are comprised of the following:

                                                                                                         Proforma
                                                              Historical              Proforma          Adjustment
                                                          -----------------      ----------------    ---------------
Depreciation of property, plant and equipment:
  Cost of sales:
    Per the Form 8-K/A dated November 5, 1998              $         3,888        $        4,835      $         947
    Dalton Acquisition                                               8,358                 8,592                234
                                                           ---------------        --------------      -------------
    Total                                                           12,246                13,427              1,181

Selling, general and administrative:
    Per the Form 8-K/A dated November 5, 1998                        1,245                 1,350                105


Amortization of identifiable intangible assets:
  Per the Form 8-K/A dated November 5, 1998                          1,515                 2,920              1,405
  Dalton Acquisition                                                 1,366                 4,525              3,159
                                                           ---------------        --------------      -------------
  Total                                                              2,881                 7,445              4,564

Amortization of goodwill:
  Per the Form 8-K/A dated November 5, 1998                            985                 1,446                461
  Dalton Acquisition                                                 1,170                 1,736                566
                                                           ---------------        --------------      -------------
  Total                                                              2,155                 3,182              1,027

Elimination of certain non-recurring expenses
incurred by Deeter prior to acquisition:
  Per the Form 8-K/A dated November 5, 1998                           -                     (778)              (778)


(b) Adjustment to record interest expense and amortization of deferred financing costs on the debt incurred to finance the Acquisitions, calculated as follows:


Per the Form 8-K/A dated November 5, 1998:
    Tranche B Term Loan ($55,000 @ 8.25%)                                         $        2,269
    Amortization of deferred financing costs (over 5 years)                                  110

Dalton Acquisition:
    Tranche A Term Loan ($20,000 @ 8.0625%)                                                1,209
    Tranche B Term Loan ($70,000 @ 8.3125%)                                                4,364
    Multi-Draw Acquisition Revolver ($29,000 @ 8.0625%)                                    1,754
    Amortization of deferred financing costs (over 5 years)                                  255
    Reduction in interest expense related to indebtedness satisfied
    in connection with the Acquisitions                                                   (5,095)
                                                                                  --------------
                                                                                  $        4,866
                                                                                  ==============


(c) Adjustment to record the tax effect on the above adjustments using the marginal effective income tax rate of 40%. All adjustments were tax-effected except for goodwill amortization.

(d) Adjustment to record the tax effect of Dalton as a C-Corporation.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.



                                NEENAH FOUNDRY COMPANY


DATE:  November 6, 1998           /s/ Gary LaChey
                                -----------------------------------------------
                                 Gary LaChey
                                 Vice President-Finance, Secretary & Treasurer (Principal Financial Officer and Duly
                                  Authorized Officer)